Exhibit 10.6

JOINT VENTURE

AGREEMENT

7 March, 2016

7.3	Non-Solicit	30
7.4	Severability	30
7.5	Injunctive Relief	31

8.	TERM AND TERMINATION OF THE AGREEMENT	31

8.1	Term and Termination	31

9.	DEFINITIONS AND MISCELLANEOUS	31

9.1	Definitions	31
9.2	Matters of Construction	38
9.3	Miscellaneous	39

EXHIBIT A	[Operating Management Structure]

EXHIBIT B	[reserved]

EXHIBIT C	[Current Development Projects]

EXHIBIT D	[Addresses for Notice]

APPENDIX	[Certificate]

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the “Agreement”) is made and entered into this 7th day of March, 2016, by and among Autoliv ASP, Inc., an Indiana corporation (“Autoliv ASP”), Autoliv AB, a Swedish corporation (“Autoliv AB”), Autoliv Holding, Inc., a Delaware corporation (“Autoliv Holding” and together with Autoliv ASP and Autoliv AB, the “Autoliv Parties”) and Nissin Kogyo Co., Ltd., a Japanese company (“Nissin”), Nissin Kogyo Holdings USA, Inc., an Ohio corporation (“Nissin Holding”), and Zhongshan Nissin Industry Co., Ltd. (“NBZ”, and together with Nissin and Nissin Holding, the “Nissin Parties”). Autoliv ASP, Autoliv AB, Autoliv Holding, Nissin, Nissin Holding, and NBZ are each referred to herein as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, the Autoliv Parties are engaged in the development, manufacture and sale of automotive safety systems including electronic products designed to detect potentially dangerous situations and activate various countermeasures to reduce the severity of a crash or prevent it altogether;

WHEREAS, Nissin is engaged in, inter alia, the business of the development, manufacture and sale of brake systems including, among other things, brake products for automobiles and, through experience accumulated in such business, has acquired and possesses certain intellectual property rights, manufacturing information and know-how, quality standards, and marketing methods relating to such brake systems;

WHEREAS, the Nissin Parties and the Autoliv Parties believe it is in their respective best interests to jointly own joint venture companies that will engage in the business of the production of, engineering for, marketing of, receiving orders for, and selling (and providing after-sale service regarding) automotive brake control and brake apply systems throughout the world (the “JV Business”);

WHEREAS, to form joint venture companies engaging in the JV Business in Japan, China, the U.S. and Thailand, Nissin and the Autoliv Parties have, as of the date September 9, 2015, entered into a Share Purchase Agreement (the “Share Purchase Agreement”);

WHEREAS, to form a joint venture company engaging in the JV Business in the U.S., Nissin caused Nissin Holding to incorporate ANBA jointly with the Autoliv Parties, and Nissin and the Autoliv Parties caused ANBA (i) to increase its capital and (ii) also to purchase, using the proceeds from the capital increase, the JV Business of Nissin Brake Ohio, Inc.;

WHEREAS, to form a joint venture company engaging in the business in Thailand, Nissin has incorporated ANRA and to transfer the JV Business of Nissin R&D Asia Co., Ltd. to ANRA by way of business transfer, and Nissin has sold to the Autoliv Parties, and the Autoliv Parties have purchased from Nissin, 51% of all of the issued and outstanding shares of ANRA;

WHEREAS, to form a joint venture company engaging in the JV Business in China, Nissin has caused NBZ to incorporate ANBZ, by way of a contribution in kind of the JV Business of NBZ to ANBZ, and Nissin has caused ANBZ to sell to the Autoliv Parties, and the Autoliv Parties have purchased, 51% of all of the issued and outstanding Equity Interests of ANBZ, with 49% of the issued and outstanding Equity Interests of ANBZ retained by NBZ;

WHEREAS, Autoliv ASP intends to transfer certain JV Business (as defined below) conducted by its Affiliate to ANBA by way of business transfer, subject to the Closing;

WHEREAS, pursuant to the terms of the Share Purchase Agreement and the transactions set forth therein, the Nissin Parties and the Autoliv Parties have formed the following companies, each of which is owned as follows:

(i)	Autoliv Nissin Brake Systems Japan Company Limited ( ), a Japanese company (“ANBJ”), 51% of which is held by Autoliv Holding and 49% of which is held by Nissin;

(ii)	Autoliv Nissin Brake Systems America LLC, an Ohio Limited Liability Company (“ANBA”), 51% of which is held by Autoliv ASP and 49% of which is held by Nissin Holding;

(iii)	Autoliv Nissin Brake Systems (Zhongshan) Co., Ltd., ( ), a Chinese company (“ANBZ”), 51% of which is held by Autoliv AB and 49% of which is held by NBZ;

(iv)	Autoliv Nissin Brake Research Asia Co. Ltd., ( ), a Thai company (“ANRA”), 51% of which is held by Autoliv AB and its designated party (“Thai Designated Party”), and 49% of which is held by Nissin (each of ANBJ, ANBA, ANBZ, and ANRA is a “Company” and collectively they are the “Companies”);

WHEREAS, the Autoliv Parties and the Nissin Parties intend that the Companies will collaborate and be collectively managed together as a corporate group to engage in the JV Business, and that the collective management of the Companies will be delegated to the Steering Committee that will be formed by the Parties, which shall direct the activities of the Companies; and

WHEREAS, the Parties have reached certain agreements regarding the ownership composition, capitalization, governance, and operations of the JV Business, the Companies and other matters described herein.

THE AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. THE JOINT VENTURE BUSINESS

1.1	The Companies.

The Parties have agreed to collaborate and to collectively manage the Companies as a corporate group to engage in the JV Business. Each Company will focus on the activities as set forth below:

(a) ANBJ shall primarily conduct manufacturing, development and sales activities in Japan, and shall provide global support to each of the other Companies, as well as engage in development activities in Europe.

(b) ANBA shall primarily conduct manufacturing, development and sales activities in the United States.

(c) ANBZ shall primarily conduct manufacturing, development and sales activities in China.

(d) ANRA shall primarily conduct development and sales support activities in Thailand.

1.2	The Joint Venture Business.

The joint venture business of the JV (the “JV Business”) means the businesses conducted by Nissin and its Affiliates up until Closing relating to the development, design, manufacture, and sale of equipment relating to four-wheel brake control and brake apply systems (excluding business relating to the manufacturing of brake control and brake apply systems by Nissin Brake India Private Ltd, Nissin Brake De Mexico, SA. DE. CV, Nissin Brake Do Brazil, LTDA, Nissin Brake (Thailand) Co., Ltd. or PT. Chemco Harapan Nusantara).

1.3	Steering Committee.

1.3.1 Role of the Steering Committee. The Parties shall form and maintain a committee (the “Steering Committee”) which shall consist of five (5) members, three (3) of which shall be appointed by Autoliv ASP (in its sole discretion) and two (2) of which shall be appointed by Nissin (in its sole discretion). Except with respect to matters where the approval of the Nissin Parties or the Autoliv Parties is expressly required pursuant to this Agreement, or by mandatory provisions of applicable Law, the Steering Committee shall have, to the full extent permitted by applicable Law, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of all of the Companies, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of each of the Companies’ businesses, including, without limitation, the right and power to appoint individuals to serve as Officers and to delegate authority to such Officers.

1.3.2 Steering Committee to be appointed as Directors of Companies.

(a) Autoliv Holding and Nissin shall apply their voting rights and other rights as shareholders of ANBJ to appoint the members of the Steering Committee to serve as the directors of ANBJ.

(b) Autoliv ASP and Nissin Holding shall apply their voting rights and other rights as members of ANBA to appoint the members of the Steering Committee to serve as the managers of ANBA.

(c) Autoliv AB and NBZ shall apply their voting rights and other rights as shareholders of ANBZ to appoint the members of the Steering Committee to serve as the members of the board of directors of ANBZ.

(d) Autoliv AB and Nissin shall apply their voting rights and other rights as shareholders of ANRA to appoint the members of the Steering Committee to serve as the members of the board of directors of ANRA.

1.3.3 Compliance with this Agreement. Each Party shall apply its voting rights and other rights as an equity holder in each of the Companies and shall cause its designated appointees to boards and other corporate governance bodies of the Companies to (i) take all actions necessary to implement the instructions of the Steering Committee, (ii) to ensure compliance with this Agreement, (iii) ensure that the Formation Documents do not at any time conflict with the provisions of this Agreement to the maximum extent permitted by Law, and (iv) ensure that any new company formed among the Autoliv Parties and the Nissin Parties following the signing of this Agreement is bound by the terms and conditions set forth herein.

1.3.4 Compliance with this Agreement by the Thai Designated Party. The Autoliv Parties shall cause the Thai Designated Party to (i) take all actions necessary to implement the instructions of the Steering Committee, (ii) ensure compliance with this Agreement, and (iii) ensure that the Formation Documents do not at any time conflict with the provisions of this Agreement to the maximum extent permitted by Law.

1.4	Certificate of Formation.

1.4.1 Certificate and Formation Documents. The Certificate and Formation Documents of each Company are attached as the Appendices to this Agreement.

1.4.2 Amendment of Certificate and Formation Documents. The Certificate of each Company may be amended only with the consent of all of the Steering Committee members. The Formation Documents of each Company may be amended only with the consent of all of the Steering Committee members.

1.5	Books, Records and Tax and Accounting Matters.

1.5.1 Availability. At all times during the existence of each Company, the Steering Committee shall cause each of the Companies to keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business. Any Party or such Party’s duly authorized representative, subject to reasonable standards established by the respective Parties governing what information and documents are to be furnished at what time and location and at whose expense, has the right at any time, for any purpose reasonably related to such Party’s Equity Interest, to inspect and copy from such books and documents during normal business hours and to discuss the JV Business and affairs of the Company with the relevant employees of the Company.

1.5.2 Tax and Accounting Decisions. All decisions as to tax and accounting matters, except to the extent this Agreement specifically provides to the contrary, shall be made by the Steering Committee.

1.5.3 Reports.

(a) Each month, the Parties shall cause monthly financial information to be prepared and reported in accordance with the policies and procedures to be established by the Steering Committee.

(b) Within 10 Business Days after the end of each fiscal quarter, the Parties shall cause each Company to deliver to all Parties and the Steering Committee an unaudited Profit and Loss statement for, and an unaudited balance sheet as of the end of, such quarter or other period and the related notes, if any, prepared in accordance with (i) U.S. generally accepted accounting principles, and (ii) generally accepted accounting principles of the country where the applicable Company is incorporated, in each case consistently applied and, as soon as practicable, Autoliv corporate financial standards.

(c) Within thirty (30) days after the end of each fiscal year (provided however that with respect to ANRA, in any case not less than three (3) days prior to each Annual Meeting of ANRA), the Parties shall cause each Company to deliver to all Parties and the Steering Committee an audited Profit and Loss statement for, and an audited balance sheet as of the end of, such year or other period and the related notes, if any, prepared in accordance with (i) U.S. generally accepted accounting principles, and (ii) generally accepted accounting principles of the country where the applicable Company is incorporated, in each case consistently applied, together with any report thereon prepared and delivered by the applicable Accountants.

(d) The Parties shall cause the Companies to promptly provide such additional financial information and reports as reasonably requested by Nissin. For the avoidance of doubt, such additional financial information shall include all reports and information necessary for Nissin to reconcile the reports provided under this Section with its financial reporting requirements as a publicly listed company.

1.5.4 Tax Returns. The Parties shall cause the applicable Accountants to prepare all tax returns that each Company is required to file, and file with the appropriate tax authorities all returns required to be filed by such Company in a manner required for such Company to be in compliance with any Law governing the timely filing of such returns.

1.5.5 Taxable and Fiscal Year. Each Company’s taxable and fiscal years shall be calendar years or as otherwise agreed between the Parties.

1.5.6 Depositories. The Parties shall cause the Companies to maintain or cause to be maintained one or more accounts for each respective Company in such depositories as the Steering Committee shall select. All receipts of each Company from whatever source received shall be deposited to such Company’s respective accounts, all expenses of each Company shall be paid from such Company’s respective accounts, and no funds not belonging to a Company shall be deposited to such accounts. All amounts so deposited shall be received, held and disbursed by a Person or Persons designated by the Steering Committee only for the purposes authorized by this Agreement.

1.6	On-Going Development Projects.

1.6.1 Continuity of On-Going Projects. The Parties intend to arrange for the Companies to continue the ongoing development of all Current Development Projects, in line with the ongoing development activities that are currently in progress with respect to each Current Development Project.

2. GOVERNANCE

2.1	Rights and Obligations of Parties.

The Formation Documents of each of the Companies shall provide that each Party’s liability shall be limited as set forth in this Agreement and in accordance with applicable Laws in each country where each Company is incorporated. Notwithstanding the provisions of this Agreement, any failure by the Parties, the Steering Committee or the Company to follow the formalities relating to the conduct of the Companies’ affairs set forth herein shall not be grounds for imposing personal liability on a Party to a third party.

2.2	Meetings.

2.2.1 Meetings. Representatives of the Nissin Parties on the one hand and of the Autoliv Parties on the other shall meet annually within 30 days after each fiscal year end (such a meeting, an “Annual Meeting”). In addition, meetings of shareholders/members of each Company will be called by the Steering Committee when necessary or when requested in writing to do so by a Party (such a meeting, an “Extraordinary Meeting” and an Annual Meeting and an Extraordinary Meeting, respectively a “Meeting” and collectively “Meetings”), and such Extraordinary Meetings shall be attended by each of the representatives of the Nissin Parties on the one hand and of the Autoliv Parties on the other hand. All Meetings shall be held at the principal place of business of one of the Companies, or at such other location as determined by the Steering Committee, or may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other (provided however that each ANRA Meeting must be held in person). All Meetings shall be conducted in English. All Meetings shall be conducted in compliance with all applicable Law for each of the Companies (satisfying notice, quorum and any other corporate law requirements).

2.2.2 Quorum. At least (i) one representative of the Nissin Parties and (ii) one representative of the Autoliv Parties, in person or by proxy, shall constitute a quorum at any Meeting, provided however, that any Meeting that is duly scheduled (in compliance with the notice requirements under Section 2.2.7) but fails to reach quorum, may be immediately rescheduled (in compliance with the notice requirements under Section 2.2.7) and in such rescheduled meeting, those representatives of the Nissin Parties and the Autoliv Parties, who attended the meeting that failed to reach a quorum shall be sufficient to constitute a quorum.

2.2.3 Manner of Acting. Except as expressly otherwise provided in this Agreement, an affirmative vote of a Majority in Interest attending a Meeting at which a quorum is present is necessary to decide any matter to be decided at the Meeting.

2.2.4 Unanimous Actions. The following actions may not be taken by, or on behalf of, any Company unless unanimously approved by all of the Parties represented at the Meeting:

(a) any merger, consolidation, reconstruction, amalgamation or reorganization of a Company or any of its Subsidiaries;

(b) the adoption of any amendment to this Agreement or any Certificate, or any of the Formation Documents of any Company or of any Subsidiaries of any Company;

(c) the sale or disposition of more than 20% of the assets of any of the Companies or their Subsidiaries;

(d) a capital expenditure or other investment with respect to any project exceeding US$10,000,000;

(e) the issuance of any new Equity Interests or other securities or ownership interests of any Company (or other increase in capital of the Company) or issuance of any new, or sale or other transfer of any interest in, securities of any Subsidiary of any Company (or other increase in capital of a Subsidiary of any Company)(whether as part of any private placement, public offering or otherwise);

(f) the declaration of any distributions of any Company (other than cash distributions in accordance with this Agreement and the Certificate), or the redemption of any Equity Interests or other securities or ownership interest in any Company (or other decrease in capital of any Company);

(g) any Company or any of their Subsidiaries entering into any new agreement with a Related Party, or adopting or granting any material amendments (other than amendments of the nature set out in the last paragraph of this Section 2.2.4), consents, exceptions or waivers or granting forbearance with respect to, or terminating (other than terminations as set out in the last paragraph of this Section 2.2.4) any, new or existing agreement between (i) any Company or any of their Subsidiaries and (ii) a Related Party;

(h) any action to (i) liquidate or wind up any Company or any of their Subsidiaries, (ii) institute voluntary winding-up proceedings on behalf of any Company or any of their Subsidiaries, or (iii) have a judicial manager, receiver or administrator appointed for any Company or any of their Subsidiaries or a substantial portion of the assets of any Company or any of their Subsidiaries; and

(i) any act in contravention of this Agreement or the Certificate for any Company by such Company or any of its Subsidiaries.

Subject to applicable Law, the Nissin Parties and the Autoliv Parties may unanimously agree to delegate authority to take any actions specified in this Section 2.2.4 to the Steering Committee. In such event, the Steering Committee shall exercise the delegated authority only upon the unanimous vote of the Steering Committee.

Notwithstanding Section 2.2.4(g), at the election of the Steering Committee, an agreement between (i) any Company or any of their Subsidiaries and (ii) a Related Party will be terminated if such agreement is not reflective of industry market terms, and despite reasonable notice having been given, the Parties have been unable to agree to amendments to such agreement necessary to ensure that its terms are reflective of such industry market terms.

2.2.5 Proxies. At all Annual Meetings, the relevant Nissin Party and the relevant Autoliv Party may vote in person or by proxy. The relevant Nissin Party and the relevant Autoliv Party may appoint a proxy by executing a written notice which authorizes another Person or Persons to vote or otherwise act on its behalf. Such notice must be filed with the Steering Committee before or at the time of the meeting. No appointment of proxy is valid after eleven months from the date of its execution, unless otherwise provided in the notice of appointment.

2.2.6 Actions Without a Meeting. Action required or permitted to be taken at a Meeting may be taken without a meeting if the relevant Nissin Party and the relevant Autoliv Party unanimously agree to take the action, provided however that actions of ANRA may not be taken without a meeting (unless permitted by applicable Law). The action must be evidenced by one or more written consents describing the action taken, signed by both the relevant Nissin Party and the relevant Autoliv Party and delivered to the Steering Committee for inclusion in its records. Action taken under this Section 2.2.6 is effective when the relevant Nissin Party and the relevant Autoliv Party have signed the consent, unless the consent specifies a different effective date. The record date for determining an action without a Meeting is the date the first of the relevant Nissin Party and the relevant Autoliv Party signs a written consent.

2.2.7 Notice. The Steering Committee must provide the Nissin Parties and the Autoliv Parties with at least fourteen (14) days’ notice of a Meeting in accordance with Section 9.3.2 (or, at least seven (7) days’ notice for a Meeting that is being rescheduled immediately after failing to achieve a quorum due to the absence of the relevant Nissin Party or the relevant Autoliv Party, provided that, in respect of ANRA, at least fourteen (14) days’ notice of such rescheduled Meeting shall be provided to the Nissin Parties and the Autoliv Parties if such rescheduled Meeting shall be convened to consider and approve a special resolution as required by the applicable Law to which ANRA is subject), and, in respect of ANRA, notice of any Meeting (including any rescheduled Meeting) shall be sent by registered mail and published in a local newspaper in Thailand, unless a Meeting (excluding any Meeting of ANRA) is reasonably required to be urgently held due to reasons that would materially affect the operation of the applicable Company, in such case no less than two (2) Business Days’ notice (or, at least two (2) Business Days’ notice for such an urgent Meeting that is being rescheduled immediately after failing to achieve a quorum due to the absence of a representative of the Nissin Parties or the Autoliv Parties) of such a Meeting must be provided to the Nissin Parties and the Autoliv Parties. The notice must contain the date, time and place of such Meeting. Unless otherwise required by applicable Laws, the notice need not state the purpose or purposes of the Meeting. Information as to how the Nissin Parties or the Autoliv Parties can participate by telephone shall be provided by the Steering Committee promptly upon request.

2.2.8 Waiver of Notice. The Nissin Parties or the Autoliv Parties may waive any notice required by applicable Laws, the Formation Documents for any Company or this Agreement before or after the date and time of the Meeting or event for which notice is required or before or after the date and time stated in the notice, provided however that a waiver of any Meeting of ANRA may not be made (unless permitted by applicable Law to which ANRA is subject). The waiver must be in writing, be signed by the Nissin Parties or the Autoliv Parties, as applicable, entitled to the notice and be delivered to the Steering Committee for inclusion in its records. A Party’s attendance at a Meeting waives objection to lack of notice or defective notice of the meeting, unless the Party at the beginning of the Meeting objects to holding the Meeting or transacting business at the Meeting.

2.2.9 Special Provision for ANBZ. The foregoing provisions in this Section 2.2 shall not apply in respect of ANBZ so long as ANBZ falls under the corporate category of “Chinese-Foreign Equity Joint Venture” under the Laws of China. In such case, the Nissin Parties and the Autoliv Parties shall delegate authority to take any action specified in Section 2.2.4 to the Steering Committee, and the Steering Committee shall exercise the delegated authority only upon the unanimous vote of the Steering Committee.

2.3	Capital Contributions.

2.3.1 Additional Contributions.

(a) To the extent provided for in the Business Plan and subject to Section 2.2.4(e) and Section 3.1.3(b)(ii), each Company, at the direction of the Steering Committee, may require the applicable Parties holding equity of such Company to make additional Capital Contributions, on a pro rata basis based on Equity Interests, if the Steering Committee determines that the Company needs additional capital and that such capital should be in the form of contributed equity. Such Company, at the direction of the Steering Committee, shall specify in a written notice to the Parties the amounts of such additional Capital Contributions and when such additional Capital Contributions are due, in each case at least fifteen (15) days prior to the due date for such Capital Contributions (provided however that with respect to ANRA, written notice to the Parties notifying the amount of such additional Capital Contributions shall be given at least twenty-one (21) days by registered mail prior to the date for such Capital Contributions in the event that the relevant Capital Contribution is in respect of outstanding capital to be paid on partly-paid shares.

(b) If a Party fails to make an additional Capital Contribution, the call for which was approved by the Steering Committee, within twenty (20) Business Days after receipt of a notice of default from the applicable Company associated with such failure, then the amount of the additional Capital Contribution which the defaulting Party was required to make, shall, at the election of the non-defaulting Party that is also an equity holder in the applicable Company (in its sole discretion) either:

(i) be a debt from such defaulting Party to the applicable Company; and for so long as such debt is owed, the defaulting Party’s Steering Committee appointees shall have no right to vote with respect to management of such Company, including matters requiring unanimous approval of the Steering Committee, and the non-defaulting Party’s Steering Committee appointees may take all actions and make all decisions on behalf of the Steering Committee for such Company. Such debt shall bear interest compounded monthly (provided however, that with respect to ANRA, any interest shall be charged and compounded to the extent permitted under applicable Law) at an annual rate equal to ten percent (10%) (the “Default Rate”), beginning on the first day following the twenty (20) Business Day period after the date on which such additional Capital Contribution was due. Such interest paid by the defaulting Party shall not increase the value of its Equity Interest. Until such debt has been paid in full with all interest due thereon, all funds accruing to the Equity Interest of such defaulting Party shall (upon their date of distribution) be credited to the defaulting Party by applying such funds against said indebtedness (i.e., by paying off such indebtedness). In addition, a non-defaulting Party may lend to the Company the amount owed to the Company by the defaulting Party and shall receive interest from the Company on the balance of such loan, compounded monthly at the Default Rate, beginning on the date of such loan (provided however that with respect to ANRA, only interest which is outstanding for not less than one (1) year shall be compounded); or

(ii) be contributed as capital by the non-defaulting Party and treated as an additional Capital Contribution hereunder. The Equity Interests of the Parties shall be adjusted based on the Appraised Value to reflect any additional Capital Contribution made pursuant to this Section 2.3.1(b)(ii) at the time it is made. In order to determine the Appraised Value for such purpose, Autoliv ASP (on behalf of the Autoliv Parties) and Nissin (on behalf of the Nissin Parties) shall mutually agree on the identity of the Appraiser; provided, however, that if Autoliv ASP and Nissin are unable to agree on the Appraiser within fifteen (15) days of the date of receipt of a notice from the Party who had not failed to make the applicable Capital Contribution to the Autoliv Parties (if the defaulting Party is a Party of the Autoliv Parties) or to the Nissin Parties (if the defaulting Party is a Party of the Nissin Parties), then each Party shall within fifteen (15) days thereafter name a reasonably experienced investment banking firm or valuation expert with experience in valuing businesses participating in the auto parts industry and such firms/experts shall mutually agree upon the Appraiser. If Autoliv ASP or Nissin fails to designate such a firm/expert within such fifteen (15) day period, then the firm/expert designated by the other shall be the Appraiser and solely responsible for the determination of the Appraised Value.

2.3.2 Other Matters.

(a) Except as otherwise provided in this Agreement, no Party may demand or receive a return of Capital Contributions. No Party has the right to receive property other than cash except as specifically provided in this Agreement. No Party is entitled to interest on any Capital Contribution.

(b) None of the members of the Steering Committee shall have personal liability for the repayment of any Capital Contribution of any Party.

2.4	Loans.

2.4.1 Loans to the Company. The Parties may lend money to the Companies as approved by the Steering Committee. If a Party lends money to a Company pursuant to this Section 2.4.1, the amount of any such loan is not an increase in the Party’s Capital Contribution or Equity Interest, nor does it entitle the Party to any increase in the share of distributions of such Company, nor subject the Party to any greater proportion of the Losses that such Company may sustain. The amount of any such loan shall be a debt due from such Company to the Party, at such rates and on such terms as determined reasonably by the Steering Committee, but in no event less than the rate permissible under applicable Laws and regulations in the country where such Company is incorporated and located.

2.4.2 Other Loans. If the Steering Committee determines that funds are reasonably necessary for conducting the business of any Company, the Steering Committee is authorized (but not obligated) to cause such Company to borrow the needed funds on commercially reasonable terms existing at the time of the borrowing, and all or any portion of such Company’s assets may be pledged or conveyed as security for the indebtedness. If, however, such Company is unable to obtain reasonably acceptable financing on such basis, then, upon unanimous approval of the members of the Steering Committee, financing may be obtained by borrowing from one or more third parties, with the Parties or their Affiliates providing pro rata guaranties. The Parties acknowledge and agree that any guaranty by any Party must be pursuant to a form of guaranty reasonably approved and executed by such Party (or its Affiliate). Ž

2.5	Group Cash Management.

2.5.1 General Principle of Group Cash Management. As a general principle, any funding necessary for conducting the JV Business of the Companies shall be funded independently by the Companies or funded out of any cash surplus in any of the other Companies, taking into account each Company’s capital and working capital requirements, by way of an intra-group loan (“Group Cash Management”), before being funded by additional Capital Contributions pursuant to Section 2.3.1 or by Loans pursuant to Section 2.4.

2.5.2 Method of Group Cash Management. The method and other terms and conditions of such intra-group loans shall be separately determined by the Steering Committee.

2.6	Deadlock.

If (i) the Parties are unable to agree on a matter requiring unanimous approval of the Parties in Section 2.2.4 or otherwise in this Agreement, or (ii) the Steering Committee is unable to agree on a matter requiring unanimous approval of the members of the Steering Committee in Section 3.1.3(b) or otherwise in this Agreement, then the Senior Representatives shall endeavor in good faith to resolve such matter by negotiation. If such Senior Representatives are unable to resolve such matter within sixty (60) days after such matter is referred to them (a “Deadlock”), then each of Nissin (on behalf of the Nissin Parties) and Autoliv ASP (on behalf of the Autoliv Parties) shall submit such matter for further negotiation to an individual that has not previously been involved in the negotiation of the Deadlock and occupies a position of authority within the organizational structure of the ultimate parent of such Party substantially equal or senior to such Party’s Senior Representatives (the individuals to whom such matter is submitted shall be referred to as the “Nissin Kogyo Designee” and the “Autoliv Designee”, respectively). If the Nissin Kogyo Designee and Autoliv Designee are unable to resolve such Deadlock (an “Irreconcilable Deadlock”) within sixty (60) days (the “Irreconcilable Deadlock Period”), then the Autoliv Parties may proceed with the “Buy-Sell Option” pursuant to Section 6.3.

3. MANAGEMENT

3.1	Management by the Steering Committee.

3.1.1 Management and Authority. The business and affairs of all of the Companies shall be managed by the Steering Committee and operated by the operating management structure described in Exhibit A. Except with respect to matters where the approval of the Parties is expressly required pursuant to this Agreement, or by mandatory provisions of applicable Law, the Steering Committee shall have, to the full extent permitted by applicable Law, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of each Company to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of all of the Companies’ business, including, without limitation, the right and power to (i) periodically consider and review any defined benefit pension plan in place at such time with respect of the employees of the Companies including a review as regards performance of the relevant plan assets and any funding requirements and (ii) appoint individuals to serve as officers of any Company and to delegate authority to such officers, except for officers who are appointed by either Nissin or Autoliv ASP in accordance with Exhibit A. (The “Key Operating Officers” or respectively “Key Operating Officer”)

3.1.2 Tenure and Qualifications. Autoliv ASP and Nissin shall respectively have the right to remove any member of the Steering Committee and any of the Key Operating Officers it has appointed and to fill any vacancy among such appointees (whether such vacancy occurs as a result of death, disability, removal or resignation). Each Steering Committee member and Key Operating Officer shall hold office until he or she resigns, dies or becomes permanently disabled, or until he or she is removed by either Autoliv ASP or Nissin, whichever appointed him or her, and in which case, Autoliv ASP or Nissin, whichever appointed that Steering Committee member or the Key Operating Officer, shall appoint a replacement Steering Committee member or Key Operating Officer within thirty (30) days. To appoint any new Steering Committee member or any Key Operating Officer, either Autoliv ASP or Nissin shall provide written notice of such appointment to the other, and such appointment will be effective upon receipt of such notice. None of the members of the Steering Committee may be an individual that is an employee or officer of any of the Companies. Each of the members of the Steering Committee shall also serve as directors on the boards of each of the Companies.

3.1.3 Quorum and Voting of Steering Committee.

(a) Generally. Meetings of the Steering Committee will be held from time to time at such times and at such places as the members of the Steering Committee determine, and will be conducted in English. Meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, provided however that with respect to meetings of the Steering Committee in their capacity as the board of directors of ANRA, such meeting shall be held physically in person (unless permitted by the applicable Law to which ANRA is subject). Notice of the time and place of the meeting must be given in accordance with Section 9.3.2 at least fourteen (14) days prior to the meeting (or, at least seven (7) days’ notice for a meeting being scheduled immediately subsequently to a meeting which failed to achieve a quorum), unless a meeting of the Steering Committee is reasonably required to be urgently held due to reasons that would materially affect the operation of a Company, in such case no less than two (2) Business Days’ notice (or, at least two (2) Business Days’ notice for an urgent meeting being scheduled immediately subsequently to a meeting which failed to achieve a quorum) of such a meeting must be provided to each member of the Steering Committee. Each member of the Steering

Committee has one vote. A quorum for a meeting of the Steering Committee is four members of the Steering Committee; provided however, that any meeting of Steering Committee that is duly scheduled (in compliance with the notice requirements under this Section 3.1.3) but fails to reach quorum may be immediately rescheduled (in compliance with the notice requirements under Section 3.1.3) and in such rescheduled meeting, representation of the members of the Steering Committee who attended the meeting that failed to reach a quorum shall be sufficient to constitute a quorum (provided that, the quorum of a rescheduled meeting of the Steering Committee in its capacity as the board of directors of ANRA is two members of the Steering Committee). Except as expressly otherwise provided in this Agreement, an affirmative vote of a majority of the Steering Committee members attending a meeting at which a quorum is present is necessary to decide any matter arising in connection with the business and affairs of a Company or delegated to the Steering Committee under this Agreement and applicable Laws.

(b) Unanimous Steering Committee Actions. The following actions may not be taken by, or on behalf of, any Company unless unanimously approved by all of the members of the Steering Committee:

(i) change or discontinue the JV Business or purposes of the applicable Company or any Subsidiary of such Company, carry on other businesses, invest in or otherwise acquire any securities of any Person, create a Subsidiary, or establish a joint venture company in connection with the JV Business;

(ii) require any Parties to make additional Capital Contribution;

(iii) entering into any joint venture or similar Contract by any Company or any of its Subsidiaries (including without limitation the spin-off or contribution of assets of any Company or any of their Subsidiaries to any third party);

(iv) except as otherwise required by Section 5.1, payment of any distribution by any Company to the Parties or redemption of any securities or ownership interest in any Company;

(v) provide for the Steering Committee to meet otherwise than at least once every three (3) calendar months;

(vi) change the operating management structure described in Exhibit A.

3.1.4 Waiver of Notice. A member of the Steering Committee may waive any notice required by Laws, a Company’s Formation Documents or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the member of the Steering Committee entitled to the notice and be delivered to the Steering Committee for inclusion in its records. A Steering Committee member’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Steering Committee member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

3.1.5 Action by Steering Committee Without a Meeting. Action required or permitted to be taken at a meeting of the Steering Committee may be taken without a meeting if all of the Steering Committee members unanimously agree to take the action, provided however that with respect to actions of the Steering Committee in their capacity as the board of directors of ANRA, such actions may not be taken without a meeting (unless permitted by the applicable Law to which ANRA is subject). The action must be evidenced by one or more written consents describing the action taken, signed by the Steering Committee member and delivered to the Steering Committee for inclusion in its records. Action taken under this Section 3.1.5 is effective when the Steering Committee members have signed the consent, unless the consent specifies a different effective date. The record date for determining Steering Committee members entitled to take action without a meeting is the date the first Steering Committee member signs a written consent.

3.1.6 Chairman. The Steering Committee shall have a Chairman who shall also serve as the Chairman of the board of each Company. Autoliv ASP shall have the right to appoint such Chairman. Autoliv ASP shall have the right to remove the Chairman at its discretion and to appoint any other Steering Committee member appointed by Autoliv ASP to replace a removed Chairman in such capacity. If a Chairman shall for any reason cease to be a Steering Committee member or be removed, Autoliv ASP shall promptly appoint a new Chairman for the Steering Committee. At any one time, there shall be only one Chairman. The Chairman shall chair all meetings of the Steering Committee. In the absence of the Chairman, the Steering Committee members who are present may appoint another chair to direct such meeting. The Chairman shall not have a second vote on matters presented to the Steering Committee or the board of any Company and shall not be entitled to cast a deciding vote (in addition to the Chairman’s vote as a member of the Steering Committee or a director on the board of directors) in the event of a tie vote by the Steering Committee or the board of any Company.

3.1.7 Duties and Obligations of Steering Committee.

(a) The Steering Committee must take all actions necessary or appropriate (i) for the continuation of each Company’s valid existence under Laws of every jurisdiction in which such existence is necessary to protect the limited liability of the Parties or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Companies’ purposes.

(b) The Steering Committee must devote such time as may be necessary for the proper performance of all of their duties under this Agreement, but the Steering Committee members are not required to devote full time to the performance of such duties and may have other business interests or engage in other business activities. Neither any Company nor any Party shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the members of the Steering Committee. The Steering Committee members will not incur any liability to any Company or to any Party as a result of engaging in any other business or venture.

3.1.8 Forecasts and Business Plan.

(a) The initial Business Plan shall be as mutually agreed upon by the Parties.

(b) Every fiscal quarter, the Global CEO shall prepare quarterly and updated annual forecasts at the end of each quarter of the fiscal year. The Global CEO will promptly submit such forecasts to the Steering Committee for approval. If the Steering Committee rejects any such forecast, the Steering Committee and Global CEO shall revise such materials as necessary to obtain the approval of the Steering Committee.

(c) The Global CEO shall prepare all updates and changes to the Business Plan as deemed necessary (and in accordance with timetables), as determined by the Steering Committee. Once prepared, all updates to the Business Plan shall be presented to the Steering Committee for review. Provided however, that any such update or change which constitutes a Material Change to the Business Plan (or the approval of any forecast which would have the effect of a Material Change to the Business Plan) shall be subject to a consultation and deliberation period of no less than 180 days prior to approval, unless the Steering Committee decides to reduce such review period by unanimous vote.

(d) The Global CEO shall use good faith efforts to ensure that the JV Business is conducted in such a manner as not to exceed, during the relevant fiscal year, the levels of expenditure set forth in the then current forecasts approved by the Steering Committee.

3.1.9 Restrictions on Authority of Steering Committee. Without the consent of both the Autoliv Parties and the Nissin Parties, the Steering Committee has no authority to:

(a) take any action in contravention of this Agreement or Laws, or take any action with respect to matters listed in Section 2.2.4;

(b) take any action which would make it impossible for a Company to carry on its ordinary business, except as otherwise provided in this Agreement;

(c) possess Property, or assign rights in specific Property, for other than a Company purpose;

(d) knowingly perform any act that would subject any Party to liability for the obligations of any Company in any jurisdiction;

(e) amend this Agreement or the Formation Documents of any Company; or

(f) dissolve any Company.

3.1.10 Liability of Parties and Steering Committee. A Steering Committee member or a Party is not liable to any Company or to any Party for any action taken, or any failure to take any action. In the event that any of the provisions of this Section 3.1.10 is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by Law.

3.1.11 Compensation. The Steering Committee members shall receive no compensation as such and each Company shall reimburse its respective Steering Committee members for their out-of-pocket expenses (including travel expenses) incurred in attending the meetings of the Steering Committee and otherwise acting on behalf of the applicable Company.

3.1.12 Resignation. A member of the Steering Committee may resign at any time by giving written notice to the Parties. The resignation of a member of the Steering Committee takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective.

3.2	Officers.

3.2.1 Key Operating Officers. The Key Operating Officers will include, but not be limited to, a Global CEO, a Global COO, a Global CFO, an Asia Division Manager and an NA & EU Division Manager.

3.2.2 Global CEO. The Global CEO shall give general supervision and direct the day-to-day business, financial affairs, operations and affairs of all of the Companies, shall prepare forecasts and updates to the Business Plan (as necessary or appropriate) for submission to the Steering Committee for its approval, and shall perform all the duties usually incidental to such office, subject to the direction of the Steering Committee. The Global CEO shall select the independent public Accountants, subject to ratification by the Steering Committee. The Global CEO may attend the Steering Committee meetings at the election of the Steering Committee, but shall not be entitled to cast a vote at such meetings. The Parties shall appoint the Global CEO as the sole representative director of ANBJ. The Steering Committee members appointed by Autoliv ASP shall have the sole authority to appoint and may remove at any time the Global CEO.

3.2.3 Global COO. The Global COO shall support the Global CEO mainly with regard to operations of all of the Companies, and shall act at the direction of the Global CEO to oversee the general operations of each of the Companies. The Global COO may attend the Steering Committee meetings at the election of the Steering Committee, but shall not be entitled to cast a vote at such meetings. The Parties shall appoint the Global COO as a director of ANBJ. The Steering Committee members appointed by Nissin shall have the sole authority to appoint and may remove at any time the Global COO.

3.2.4 Global CFO. The Global CFO shall assist the Global CEO in the preparation of forecasts and updates to the Business Plan (as necessary or appropriate) and shall direct the day-to-day financial affairs of the Companies, and shall perform all the duties usually incidental to such office, subject to the direction of the Global CEO and the Steering Committee. The Global CFO may attend the Steering Committee meetings at the election of the Steering Committee, but shall not be entitled to cast a vote at such meetings. The Steering Committee members appointed by Autoliv ASP shall have the sole authority to appoint and may remove at any time the Global CFO.

3.2.5 Asia Division Manager. The Asia Division Manager shall act at the direction of the Global CEO, and shall supervise all aspects of the JV Business within the region of Asia, shall identify and advise on strategic risks and opportunities, and shall perform all the duties incidental to such office. The Steering Committee members appointed by Nissin shall have the sole authority to appoint and may remove at any time the Asia Division Manager.

3.2.6 NA & EU Division Manager. The NA & EU Division Manager shall act at the direction of the Global CEO, and shall supervise all aspects of the JV Business within the regions of North America and Europe, shall identify and advise on strategic risks and opportunities, and shall perform all the duties incidental to such office. The Steering Committee members appointed by the Autoliv ASP shall have the sole authority to appoint and may remove at any time the NA & EU Division Manager.

3.2.7 Other Officers. The Steering Committee may appoint other officers and may delegate to a duly appointed officer the authority to appoint other officers, who shall have such authority and shall perform such duties as may be established by the Steering Committee from time to time. The same person may hold any two or more offices.

3.2.8 Compensation. The Steering Committee shall fix the compensation, if any, of all officers of the Companies.

4.	REPRESENTATIONS AND WARRANTIES/INDEMNIFICATION

4.1	Representations and Warranties of the Autoliv Parties.

Each of the Parties in the Autoliv Parties represents and warrant to each of the Parties in the Nissin Parties:

(a) Each Party in the Autoliv Parties is an entity duly organized, validly existing and in good standing under the Laws of its jurisdictions of organization. Each of the Parties in the Autoliv Parties has the requisite power and authority to own, lease and operate its respective assets and properties and to carry on its respective business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to materially restrict or prohibit the transactions contemplated by this Agreement.

(b) Each Party in the Autoliv Parties has the power, capacity and authority to enter into and perform its respective obligations under this Agreement, and to consummate (or cause its Subsidiaries to consummate) the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by each Party in the Autoliv Parties has been duly and validly authorized and approved by all necessary action on the part of each respective Party in the Autoliv Parties. This Agreement is the legal, valid and binding obligation of each Party in the Autoliv Parties, and assuming the due authorization, execution and delivery hereof and thereof by the Parties in the Nissin Parties to such agreements, are enforceable against it in accordance with its terms, except as enforceability may be limited by applicable equitable principles and defenses (whether applied in a proceeding at Law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally.

(c) There is no suit, claim, action, litigation or proceeding, administrative or judicial, or any governmental investigation pending or, to the knowledge of any Party in the Autoliv Parties threatened, against any Party in the Autoliv Parties or its properties for the purpose of challenging, enjoining, preventing or obtaining substantial damages in respect of the execution and delivery of this Agreement, or the performance of the terms and conditions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

(d) The execution, delivery and performance of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of any of the organizational documents for any Party in the Autoliv Parties, (ii) violate any Law, rule, regulation or ordinance, or any order or ruling of any court or Governmental Authority applicable to Autoliv or any of the Companies and Affiliates of Autoliv (all of such entities, the “Autoliv Organization”), (iii) result in a breach of or constitute a default (or an event which with the passage of time or giving of notice, or both, would constitute a default)

under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Contract, obligation, debt, note, bond, lease, mortgage, license, indenture or other instrument to which Autoliv or any entity of the Autoliv Organization is party or by which any of their assets or properties, may be bound, except any violation, conflict, breach, default or right that would not reasonably be expected to materially restrict or prohibit the transactions contemplated by this Agreement. No notice to, filing with, or consent of, any public body or authority or any other Person is necessary for the consummation of the transactions contemplated in this Agreement.

4.2	Representations and Warranties of Nissin.

Each of the Parties in the Nissin Parties represents and warrants to each of the Parties in the Autoliv Parties:

(a) Each Party in the Nissin Parties is an entity duly organized, validly existing and in good standing under the Laws of its jurisdictions of organization. Each of the Parties in the Nissin Parties has the requisite power and authority to own, lease and operate its respective assets and properties and to carry on its respective business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to materially restrict or prohibit the transactions contemplated by this Agreement.

(b) Each of the Parties in the Nissin Parties has the power, capacity and authority to enter into and perform its respective obligations under this Agreement, and to consummate (or cause its subsidiaries to consummate) the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Parties in the Nissin Parties of this Agreement has been duly and validly authorized and approved by all necessary action on the part of each of the Parties in the Nissin Parties. This Agreement is the legal, valid, and binding obligation of each of each Party in the Nissin Parties, and assuming the due authorization, execution and delivery hereof and thereof by the Parties in the Autoliv Parties to such agreements, are enforceable against it in accordance with its terms, except as enforceability may be limited by applicable equitable principles and defenses (whether applied in a proceeding at Law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally.

(c) There is no suit, claim, action, litigation or proceeding, administrative or judicial, or any governmental investigation pending or, to the knowledge of any of the Parties in the Nissin Parties threatened, against any Party in the Nissin Parties or its properties for the purpose of challenging, enjoining, preventing or obtaining substantial damages in respect of the execution and delivery of this Agreement, or the performance of the terms and conditions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

(d) The execution, delivery and performance of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of the organizational documents of any of the Parties in the Nissin Parties, (ii) violate any Law, rule, regulation or ordinance, or any order or ruling of any court or Governmental Authority applicable to Nissin or any of the Companies and Affiliates of Nissin (all of such entities, the “Nissin Organization”), (iii) result in a breach of or constitute a default (or an event which with the passage of time or giving of notice, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Contract, obligation, debt, note, bond, lease, mortgage, license, indenture or other instrument to which Nissin or any entity in the Nissin Organization is party or by which any of their assets or properties, may be bound, except any violation, conflict, breach, default or right that would not reasonably be expected to materially restrict or prohibit the transactions contemplated by this Agreement. No notice to, filing with, or consent of, any public body or authority or any other person is necessary for the consummation of the transactions contemplated in this Agreement.

4.3	Indemnification.

4.3.1 Definitions. As used in this Section 4.3, the terms:

(a) “Company” includes any successor in a merger or other transaction with a Company in which such Company survives consummation of the transaction.

(b) “Shareholder” or “Director” or “Officer” means a Person who is or was a shareholder, member, director, manager or officer, respectively, of a Company or who, while a shareholder, member, director, manager or officer of a Company, is or was serving at such Company’s request as a shareholder, member, manager, director, officer, partner, trustee, employee, or agent of another domestic or foreign limited liability company, corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A Shareholder, Director or Officer is considered to be serving an employee benefit plan at a Company’s request if his or her duties to such Company also impose duties on, or otherwise involve services by, the Shareholder, Director or Officer to the plan or to participants in or beneficiaries of the plan. “Shareholder”, “Director” or “Officer” includes, unless the context otherwise requires, the estate or personal representative of the shareholder, director or officer.

(c) “Expenses” includes all reasonable counsel fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding, including any appeals.

(d) “Liability” includes claims, demands and/or the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable Expenses actually incurred with respect to a Proceeding.

(e) “Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a Proceeding.

(f) “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

(g) “Supporting Documentation” for Expenses means documents or other evidence of specific Expenses to be reimbursed or advanced, including any relevant invoice, bill, agreement or other documentation.

4.3.2 Obligation to Indemnify; Limits. Each of the Parties agrees to cause each Company to indemnify and hold harmless its respective Shareholders, Directors and Officers, or any individual who is a Party to a Proceeding because he or she is or was a Shareholder, Director or Officer of such Company from and against any and all Liability whatsoever arising in connection with such Company, except that each Company may not indemnify its respective Shareholders, Directors or Officers for any Liability incurred in a Proceeding in which such Person is adjudged liable to the Company or is subjected to injunctive relief in favor of such Company (i) for acts or omissions that involve intentional misconduct or a knowing violation of Law, or (ii) for any transaction for which such Shareholder, Director or Officer received a personal benefit in violation or breach of any provision of this Agreement, or as otherwise prohibited by Laws applicable to such Company.

4.3.3 Indemnification of Employees and Agents. Each of the Parties agree that each Company may indemnify and advance Expenses under this Section 4.3 to an employee or agent of such Company who is not a Shareholder, Director or Officer to the same extent and subject to the same conditions that a correspondent company of such Company could indemnify and advance Expenses to a Shareholder or Director, or to any lesser extent (or greater extent if permitted by Law) determined by the Directors, in each case consistent with public policy.

5. DISTRIBUTIONS

5.1	Distributions.

5.1.1 Quarterly Tax Distribution. ANBA must make distributions out of Net Cash Flow quarterly (within 30 days of the end of the quarter) to the Parties holding Equity Interests in such Company, in proportion to their Equity Interests, in an amount reasonably estimated by the Steering Committee to be at least sufficient to enable the Parties to pay all applicable income taxes, including estimated taxes, attributable to their Equity Interests.

5.1.2 Remaining Net Cash Flow. Subject to any limits or requirements pursuant to applicable Law, at least 50% of the total consolidated Net Cash Flow of each Company generated during any fiscal year (net of any amounts for such year distributed pursuant to Section 5.1.1 with regard to distributions by ANBA) shall become the total amount of distributions to the Parties for such fiscal year. The Steering Committee then allocates such total amount of distributions to each Company and such allocated amount shall be distributed by each Company annually prior to June 1st of the following year, or at such other times as determined by the Steering Committee for each Company, to the Parties holding Equity Interests in proportion to their Equity Interests. Any additional distributions for a Company shall be subject to unanimous approval by the Steering Committee.

5.1.3 Amounts Withheld. All amounts withheld pursuant to any provision of any tax Law applicable to each Company with respect to any payment or distribution to Parties holding Equity Interests will be treated as amounts distributed to such Party pursuant to this Section 5.1 for all purposes of this Agreement.

5.1.4 In Kind Distributions. If any assets of any Company are distributed in kind, such assets will be distributed, to Parties holding Equity Interests in such Company entitled to such distribution, as tenants-in-common in the same proportions as such Parties would have been entitled to cash distributions.

5.1.5 Limitation Upon Distributions. No distribution shall be made to Parties if prohibited by Laws applicable to the distributing Company.

6. TRANSFERS AND REDEMPTION RIGHTS

6.1	Restriction on Transfer of Interests.

Except as otherwise expressly permitted by this Agreement, no Nissin Party may Transfer all or any portion of such Nissin Party’s Equity Interest in any Company without the advance written consent of the Autoliv Parties; and no Autoliv Party may transfer all or any portion of such Autoliv Party’s Equity Interest in any Company without the advance written consent of Nissin. Each Party agrees that it shall not permit any of its Equity Interests to be subject to any Liens (other than this Agreement). Any Transfers in violation of this Section shall be null and void.

6.2	No Withdrawal.

Except as provided under Sections 6.3 and 6.4, Parties may not withdraw from any Company under any circumstances.

6.3	Buy-Sell Option.

6.3.1 Manner of Offer. In the event of an unresolved Irreconcilable Deadlock (but in no other circumstances), either (i) the Autoliv Parties may at any time, offer to Nissin both to sell all (but not less than all) of the Autoliv Parties’ Equity Interests in each of the Companies or to buy all (but not less than all) of the Nissin Parties’ Equity Interests in each of the Companies at the Appraised Value (in such case, each Party of the Autoliv Parties shall be deemed to be an “Offeror” with respect to its respective Equity Interest in the Companies and Nissin shall be deemed to the “Offeree”); or (ii) if the Autoliv Parties have not served a notice under (i) above, Nissin may, at any time, offer to the Autoliv Parties both to sell all (but not less than all) of all of the Nissin Parties’ Equity Interests in each of the Companies or to buy all (but not less than all) of the Autoliv Parties’ Equity Interests in each of the Companies at the Appraised Value (in such case, each Party of the Nissin Parties shall be deemed to be an “Offeror” with respect to its respective Equity Interest in the Companies and each Party of the Autoliv Parties shall be deemed to the “Offeree”). Each of the members of the Nissin Parties hereby irrevocably appoint Nissin as their attorney-in-fact to act on their behalf with respect to any action or transaction in connection with this Section 6.3, and, as their attorney-in-fact, Nissin may take any action and execute any document in connection with any such transaction. Each of the members of the Autoliv Parties hereby irrevocably appoint Autoliv ASP as their attorney-in-fact to act on their behalf with respect to any action or transaction in connection with this Section 6.3, and, as their attorney-in-fact, Autoliv ASP may take any action and execute any document in connection with any such transaction. Such offer must be in writing and must contain the following:

(a) A statement of intention to make an offer under this Section 6.3;

(b) A statement that a condition to any purchase pursuant to the offer shall be the absolute and unconditional indemnity by the purchaser of the seller against any loss, claim or damage that the seller may suffer arising out of any guarantee by the seller of any debt of any of the Companies for borrowed money;

(c) A statement that the purchase price for the Equity Interests subject to the offer shall be payable in cash at closing; and

(d) A statement that such offer is both an offer to sell the Equity Interest owned by the Offeror in each of the Companies and an offer to purchase the Equity Interest owned by the Offeree in each of the Companies, in each case free and clear of all Liens (other than this Agreement).

6.3.1(a) Appraised Value. The Offeror may elect to seek calculation of an Appraised Value on written notice to the Offeree.

6.3.2 Term of Offer. The Offeror’s offer shall be irrevocable for forty-five (45) days (the “Option Period”), and the Offeree must, on or before the expiration of the Option Period, accept either the offer to sell or the offer to buy.

6.3.3 Manner of Acceptance.

(a) Offeree Elects to Accept the Offer to Buy. If, during the Option Period, the Offeree elects to accept the Offeror’s offer to buy, the Offeror must buy, and the Offeree must sell to the Offeror, all of the Equity Interest owned by such selling Offeree in each of the Companies.

(b) Offeree Elects to Accept the Offer to Sell. If, during the Option Period, the Offeree elects to accept the Offeror’s offer to sell, the Offeror must sell all of the Equity Interest owned by the Offeror, and the Offeree must buy from the Offeror all of the Equity Interest owned by such selling Offeror in each of the Companies.

(c) Offeree Fails To Accept Either Offer. If, during the Option Period, the Offeree does not accept either of the Offeror’s offers to sell or to buy, the Offeree shall be deemed to have elected to accept the Offeror’s offer to buy under Section 6.3.3(a) on the last day of the Option Period.

6.3.4 Closing of the Buy-Sell Option. The closing of any purchase or sale pursuant to this Section 6.3 shall be held at the principal office of ANBJ (unless otherwise agreed by the Parties) and on the date specified by written notice by the buyer to the seller (the “Buy-Sell Closing Date”), which date shall be within sixty (60) days after the end of the Option Period; provided that such period shall be extended to the extent necessary for the expiration of any regulatory waiting periods or to obtain any required regulatory approvals, consents or other authorizations. The purchase price shall be paid by the buyer in immediately available funds at the Buy-Sell Closing Date, and the seller shall execute, seal, and deliver for and on their behalf, all documents that may be necessary or appropriate, in the reasonable opinion of counsel to the buyer, to effect such sale free and clear of all Liens (other than this Agreement).

6.3.5 Specific Performance. The Parties acknowledge and agree that monetary damages to compensate a Party for any breach of this Section 6.3 would be inadequate. Accordingly, this Section 6.3 shall be enforceable by action of specific performance and other appropriate equitable relief.

6.4	Appraised Exit.

6.4.1 Events of Exit. The Parties shall be entitled to invoke this appraised purchase-sale mechanism in this Section 6.4 only under the following circumstances:

(a) By Nissin (on behalf of the Nissin Parties) on delivery of written notice to the Autoliv Parties within sixty (60) days of Nissin receiving notice of an Autoliv Change in Control;

(b) By Autoliv ASP (on behalf of the Autoliv Parties) on delivery of written notice to Nissin within sixty (60) days of the Autoliv Parties receiving notice of a Nissin Kogyo Change in Control;

(c) By Nissin (on behalf of the Nissin Parties) on delivery of written notice to the Autoliv Parties in the event of an On-going Material Breach by the Autoliv Parties or any Affiliate thereof;

(d) By Autoliv ASP (on behalf of the Autoliv Parties) on delivery of written notice to Nissin in the event of an On-going Material Breach by Nissin or any Affiliate thereof;

(e) By Nissin (on behalf of the Nissin Parties), on delivery of written notice to Autoliv ASP (on behalf of the Autoliv Parties), in the event that it determines that there has been a fundamental breakdown in the relationship between the Parties following (i) the adoption of any Material Change to the Business Plan (or the approval of any forecast which would have the effect of a Material Change to the Business Plan) by the Steering Committee without any supporting votes by Steering Committee members appointed by the Nissin Parties, or (ii) the adoption of any material change to the compensation paid to employees of any Company or any Subsidiary of a Company without any supporting votes by Steering Committee members appointed by the Nissin Parties; and

an “On-going Material Breach” shall mean a breach which: (i) if capable of being remedied or cured, is not so remedied or cured for a period of sixty (60) days following the receipt of a written notice demanding the same; (ii) a breach which has an adverse effect on the JV Business or on the assets or liabilities of the Companies in excess of US$ one (1) million; or (iii) a breach of any of the following terms of this Agreement: Section 1.3, Section 2.2.4, Section 3.1.3(b), Section 3.1.9, Section 3.2.3 and Section 3.2.5.

6.4.2 If Autoliv ASP or Nissin has delivered notice under Section 6.4.1 (the “Terminating Party”), it may elect to seek calculation of an Appraised Value on written notice to Nissin (in the case of Autoliv ASP) or Autoliv ASP (in the case of Nissin) (the “Non-Terminating Party”).

6.4.3 If the Terminating Party has delivered notice pursuant to Section 6.4.1 (a), (b) (c) or (d) then, the Terminating Party may, at its election, within thirty (30) days after receiving the Appraised Value, deliver a written notice to the Non-Terminating Party (the “Election Notice”) stating whether (i) it will buy all (but not less than all) of the Equity Interest in each of the Companies held by either the Autoliv Parties (if the Terminating Party is Nissin) or the Nissin Parties (if the Terminating Party is Autoliv

ASP)(in each case, such Equity Interests in each of the Companies, the “Non-Terminating Party’s Interests”), for an amount equal to 90% of Non-Terminating Party’s Interests (expressed as a percentage) multiplied by the Appraised Value; or (ii) the Autoliv Parties (if the Terminating Party is Autoliv ASP) or the Nissin Parties (if the Terminating Party is Nissin) will sell all (but not less than all) of their respective Equity Interests in each of the Companies (the “Terminating Party’s Interests”), for an amount equal to 110% of Terminating Party’s Interests (expressed as a percentage) multiplied by the Appraised Value. If the Terminating Party has delivered notice pursuant to Section 6.4.1(e) then, the Terminating Party may, within thirty (30) days after receiving the Appraised Value, deliver a written notice to the Non-Terminating Party (the “Election Notice”) stating that the Nissin Parties will sell all (but not less than all) of the Terminating Party’s Interests for an amount equal to 100% of Terminating Party’s Interests (expressed as a percentage) multiplied by 100% of the Appraised Value. Upon delivery of any such notice under this Section 6.4.3, both Parties shall be obligated to effect the transaction elected by the Terminating Party in such notice. Each of the members of the Nissin Parties hereby irrevocably appoint Nissin as their attorney-in-fact to act on their behalf with respect to any action or transaction in connection with this Section 6.4, and, as their attorney-in-fact, Nissin may take any action and execute any document in connection with any such transaction. Each of the members of the Autoliv Parties hereby irrevocably appoint Autoliv ASP as their attorney-in-fact to act on their behalf with respect to any action or transaction in connection with this Section 6.4, and, as their attorney-in-fact, Autoliv ASP may take any action and execute any document in connection with any such transaction.

6.4.4 Closing of the Appraised Exit. The closing of any purchase or sale pursuant to this Section 6.4 shall be held at the principle office of ANBJ (unless otherwise agreed by the Parties) on the date specified by written notice by the buyer to the seller (the “Termination Closing Date”), which date shall be within sixty (60) days after delivery of the Election Notice; provided that such period shall be extended to the extent necessary for the expiration of any regulatory waiting periods or to obtain any required regulatory approvals, consents or other authorizations. The specified purchase price shall be paid by the buyer in immediately available funds at the Termination Closing Date, and the seller shall execute, seal, and deliver for and on their behalf, all documents that may be necessary or appropriate, in the reasonable opinion of counsel to the buyer, to effect such sale free and clear of all Liens (other than this Agreement).

6.4.5 Specific Performance. The Parties acknowledge and agree that monetary damages to compensate a Party for any breach of this Section 6.4 would be inadequate. Accordingly, this Section 6.4 shall be enforceable by action of specific performance and other appropriate equitable relief.

6.4.6 Change in Control. Each of the Autoliv Parties and the Nissin Parties shall notify in writing the Nissin Parties and the Autoliv Parties, respectively, promptly upon an Autoliv Change in Control or a Nissin Kogyo Change in Control, as the case may be.

6.5 Appointment of Appraiser

The Terminating Party and the Non-Terminating Party, or the Autoliv Parties and Nissin, as the case may be, shall mutually agree on the identity of the Appraiser for the purposes of Section 6.3 and Section 6.4; provided, however, that if the Terminating Party and the Non-Terminating Party, or the Autoliv Parties and Nissin, as the case may be, are unable to agree on the Appraiser within fifteen (15) days of the date of the notice under Section 6.3.1(a) or Section 6.4.2, as the case may be, then each Party shall within fifteen (15) days thereafter name a reasonably experienced investment banking firm or a valuation expert with experience in valuing businesses participating in the auto parts industry and such firm/expert shall mutually agree upon the Appraiser. If either the Terminating Party or the Non-Terminating Party, or the Autoliv Parties or Nissin, as the case may be, fails to designate such a firm/expert within such 15-day period, then the firm/expert designated by the other Party shall be the Appraiser and solely responsible for the determination of the Appraised Value.

7. NONCOMPETITION AND CONFIDENTIALITY

7.1 Noncompete.

Each Party hereby agrees that it shall not, directly or indirectly through any Affiliate, so long as such Party or any of its Affiliates is a Party to this Agreement and during the term of this Agreement, directly or indirectly, engage in any business competitive with the JV Business anywhere worldwide other than the territory of Indonesia; or interfere with, disrupt, or attempt to interfere with or disrupt any relationship, contractual or otherwise, between any Company or any of their Subsidiaries and any of its or their respective customers or clients or other Persons with whom each of them deals or with whom each is reasonably likely to deal; provided however that, (i) the Nissin Organization shall not be in breach of this Section 7.1 as a result of (x) conducting any brake apply and brake control business of Nissin Brake India, Nissin Brake De Mexico SA. DE CV., and Nissin Brake Do Brasil LTDA. Sao Plant, and Nissin Brake (Thailand) CO., Ltd., which are pre-existing projects of the Nissin Organization prior to Closing or projects in respect of which the Companies decide not to accept an order or (y) holding shares in Yoshida Industry Co. and/or any of the activities conducted by Yoshida Industry Co.; and (ii) the Autoliv Organization shall not be in breach of this Section 7.1 as a result of conducting any ECU manufacturing business as conducted prior to Closing.

7.2 Confidentiality.

Each Party agrees that it must not, directly or indirectly, during the time it is a Party to this Agreement, and for three (3) years thereafter, divulge to any Person, or use for its own benefit, any Confidential Information of the Companies (or its Subsidiaries), or at any time divulge to any Person, or use for its own benefit, any Trade Secrets of the Companies (or its Subsidiaries). However, such restrictions will not apply to Confidential Information that is:

7.2.1 or becomes public knowledge (through no fault of the receiving Party),

7.2.2 made lawfully available to the receiving Party by an independent third party not subject to a duty of confidentiality to the disclosing Party, by Contract or otherwise (and such lawful right can be properly demonstrated by the receiving Party),

7.2.3 already in the receiving Party’s possession at the time of receipt from the disclosing Party (and such prior possession can be properly demonstrated by the receiving Party),

7.2.4 independently developed by the receiving Party, or

7.2.5 required by Law or order of any Governmental Authority to be disclosed by the receiving Party; provided, however, that, to the extent reasonably practicable and permitted under applicable Law, such receiving Party gives (to the extent permitted by applicable Law) the other Party prompt advance written notice to permit it to seek a protective order or other similar order with respect to such Confidential Information and such receiving Party discloses only the minimum Confidential Information required to be disclosed in order to comply.

7.3 Non-Solicit.

During the time it is a Party and for a period of three (3) years thereafter, each Party shall not (and shall cause its Affiliates to not) recruit, solicit for employment or employ any employee (other than directors, officers or other employees originally appointed by such Party) of the Companies or any of its Subsidiaries without the written consent of the other Parties, unless a former employee has not been employed by the Companies or relevant Subsidiary for at least six (6) months. Notwithstanding any contrary term in this Section 7.3, general advertising for positions that are made after such Party ceases to be a Party to this Agreement not intended specifically for the Companies’ employees (or employees of a Subsidiary of the Companies) shall not be a breach of this Section 7.3.

7.4 Severability.

Although the restrictions contained in this Section 7 are considered by the parties hereto to be fair and reasonable, it is recognized that restrictions of the nature contained in this Section 7 may fail for technical reasons and accordingly it is hereby agreed that if any of such restrictions are adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in this Section 7 shall apply, at the election of each Company, with such modifications as may be necessary to make them valid, effective and enforceable in the particular jurisdiction in which such restrictions are adjudged to be void or unenforceable.

7.5 Injunctive Relief.

If a violation of any covenant contained in this Section 7 occurs or is threatened, each Party agrees and acknowledges that such violation or threatened violation will cause irreparable injury to the Companies, that the remedy at law for any such violation or threatened violation will be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

8. TERM AND TERMINATION OF THE AGREEMENT

8.1 Term and Termination.

8.1.1 This Agreement shall be effective subject to, and as of the date of the Closing; provided, however, that if such Closing has not been completed on or before March 31, 2016, or such later date as the Parties may agree upon in writing, this Agreement shall terminate and be of no further effect, and no Party shall have any further obligation to the other Parties other than the obligations which have accrued prior to the date of termination.

8.1.2 This Agreement shall be terminated with respect to each of the Companies at the time when either Nissin Parties or Autoliv Parties does not own any shares in each of the Companies as a result of the “Buy-Sell Option” pursuant to Section 6.3 or the “Appraised Exit” pursuant to Section 6.4.

9. DEFINITIONS AND MISCELLANEOUS

9.1 Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Accountants” means any firm of independent certified public accountants engaged for the Companies.

“Affiliate” means, with respect to a Person, any other Person at any time Controlling, Controlled by or under common Control with such Person. For purposes of this definition, Parties shall be deemed not to be Affiliates of any Company and any Person Controlled by a Company.

“Agreement” means this Joint Venture Agreement, as it may be amended pursuant to Section 9.3.9.

“ANBA” has the meaning set forth in the recitals.

“ANBZ” has the meaning set forth in the recitals.

“ANBJ” has the meaning set forth in the recitals.

“ANRA” has the meaning set forth in the recitals.

“Annual Meeting” has the meaning set forth in Section 2.2.1.

“Appraiser” means an appraiser selected pursuant to Section 2.3 or Section 6.5.

“Appraised Value” means the fair market value of one hundred percent (100%) of the Equity Interests of a Company as a going concern without any minority discount or control. The Appraised Value of a Company shall be determined as follows: (a) within fifteen (15) days of the selection of the Appraiser pursuant to this Agreement, each Party shall submit to the Appraiser all of the information such Party deems relevant to the calculation of the Appraised Value (such information may, but is not required to, include any or all of the following: industry information; information reasonably related to the valuation, including, without limitation, Confidential Information of the applicable Company; valuation methodologies; and a valuation of the applicable Company); (b) the Appraiser shall, as promptly as practicable after expiration of the 15-day period in clause (a), conduct at least one joint meeting with the Parties at which each Party may make statements in support of its positions and rebut statements made by the other Parties; (c) the Appraiser shall thereafter determine such fair market value of 100% of the Equity Interests of the applicable Company as promptly as practicable; and (d) such value shall be the “Appraised Value”.

“Asia Division Manager” means has the meaning set forth in Section 3.2.5.

“Autoliv ASP” has the meaning set forth in the preamble.

“Autoliv AB” has the meaning set forth in the preamble.

“Autoliv Change in Control” means if Autoliv ceases to own directly or indirectly at least a majority of the equity interests in each Party of the Autoliv Parties or their respective successors hereunder or if one or more Persons acting in concert acquire directly or indirectly a majority of the outstanding shares of Autoliv.

“Autoliv Designee” has the meaning set forth in Section 2.6.

“Autoliv Holding” has the meaning set forth in the preamble.

“Autoliv Organization” has the meaning set forth in Section 4.1(d).

“Autoliv Parties” has the meaning set forth in the preamble.

“Business Day” means any day other than (a) Saturday, Sunday and (b) any other day on which commercial banks in Japan or the United States are authorized or obligated by governmental rules or executive order to close.

“Business Plan” means a business plan for the operations of the Companies as mutually agreed upon by the Parties, subject to any changes approved by the Steering Committee in accordance with the terms of this Agreement, or any replacement of such business plan authorized and approved by the Parties for the operations of the Companies, provided, that any change to or replacement of the Business Plan shall be made using substantially the same format, terms and subjects as the initial Business Plan (or any other format approved by the Parties).

“Buy-Sell Closing Date” has the meaning set forth in Section 6.3.4.

“Capital Contributions” means, with respect to any Party and any Company, the amount of cash and the gross asset value of any property (other than cash) contributed by such Party to capital of such Company from time to time pursuant to this Agreement.

“Certificate” means the Certificate of Formation of a Company or the Articles of Incorporation of a Company, or equivalent certificate under the laws of the jurisdiction of incorporation of such Company, as amended.

“Chairman” has the meaning set forth in Section 3.1.6.

“Change in Control” means Autoliv Change in Control or Nissin Kogyo Change in Control.

“Closing” means the completion of the transactions set forth in Section 5.3.1 of the Share Purchase Agreement.

“Company” means any of ANBJ, ANBA, ANBZ, and ANRA.

“Companies” means collectively ANBJ, ANBA, ANBZ, and ANRA.

“Confidential Information” means, in addition to information covered by any definition of “trade secrets” or any equivalent term under state, local or federal law, any and all information regarding the Parties, the Companies or any Affiliate thereof, its activities, its business or its clients that is not generally known to persons not employed by the Parties, the Companies or any Affiliate thereof and that is not generally disclosed by the Parties, the Companies or any Affiliate thereof to persons not employed by the Parties, the Companies or any Affiliate thereof, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, sales and marketing techniques and plans, distribution techniques, purchase and supply information, prices paid by customers, customer billing information, financial plans and data concerning the Parties, the Companies or any Affiliate thereof, and management planning information. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Parties, the Companies or any Affiliate thereof or information obtained from a source other than the Parties, the Companies or any Affiliate thereof that was not bound by a duty of confidentiality to that Party, the Companies or any Affiliate thereof with respect to such information.

“Contract” means any agreement, contract, lease, license, franchise, note, bond, mortgage, indenture, guarantee, purchase or sale order or other instrument or obligation, arrangement or commitment, including all amendments thereto, irrespective of whether oral or written.

“Control, Controlling, or Controlled” means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of another Person, whether through ownership of voting securities, by contract or otherwise, including the ability to elect the or the power to appoint a majority of directors on the board of directors or the members of a similar governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

“Current Development Project” means each project set forth in Exhibit C.

“Deadlock” has the meaning set forth in Section 2.6.

“Default Rate” has the meaning set forth in Section 2.3.1(b)(i).

“ECU” means electronic control units utilized for automotive safety systems.

“Election Notice” has the meaning set forth in Section 6.4.3.

“Equity Interest” means a Party’s entire interest in the applicable Company, including such Party’s economic interest, the right to participate in the management of the business and affairs of the applicable Company, and the right to vote on, consent to, or otherwise participate in any decision or action of or by the Parties granted pursuant to this Agreement or applicable law. To the extent the Parties’ Equity Interests changes and Parties are added or withdraw, such changes will be reflected in the applicable Company’s books and records without the requirement of amending this Agreement.

“Extraordinary Meeting” has the meaning set forth in Section 2.2.1

“Formation Documents” means with respect to any (i) corporation, its charter, articles or certificate of incorporation and by-laws, or similar organizational documents, (ii) partnership, its certificate of partnership and partnership agreement, or similar organizational documents, (iii) limited liability company, its certificate of formation and limited liability company or operating agreement, or similar organizational documents, and (iv) other entity, its equivalent organizational documents.

“Global CEO” has the meaning set forth in Section 3.2.2.

“Global CFO” has the meaning set forth in Section 3.2.4.

“Global COO” has the meaning set forth in Section 3.2.3.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether supranational, federal, state, local or foreign, or any agency, bureau, commission, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).

“Gross Revenues” means, with respect to the applicable Company, for any period, all revenues, income, earnings, or cash flow of any kind or description received during such period by or on behalf of the applicable Company.

“Irreconcilable Deadlock” has the meaning set forth in Section 2.6.

“JV Business” has the meaning set forth in Section 1.2.

“Key Operating Officers” has the meaning set forth in Section 3.1.1.

“Law” means any law, statute, ordinance, rule, regulation, code, writ, injunction, judgment, order, award, resolution, edict, decree, rule of common or civil law or treaty of any domestic, foreign or international Governmental Authority.

“Lien” means any option or conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest (including without limitation any equity interest in any Company).

“Losses” has the meaning set forth herein under “Profits” and “Losses.”

“Majority in Interest” means Parties owning more than fifty percent (50%) of the outstanding Equity Interests in the Companies (in aggregate). In respect of ANRA only, the outstanding Equity Interests of the Thai Designated Party shall be aggregated with those of Autoliv AB for this purpose.

“Material Change to the Business Plan” means any change to the Business Plan (meaning the Business Plan that has most recently been approved by the Parties) which involves (i) initiating any new project, (ii) terminating any existing project, (iii) an aggregate increase in capital expenditures or other investment with respect to any project previously initiated in an amount between US$5,000,000 and US$10,000,000, (iv) aggregate increase of US$5,000,000 or more to loans from the Parties, (v) incurring external indebtedness by the Companies (during the term of the Business Plan), or (vi) any change of 10% or more to projected operating income/losses for any year in the Business Plan.

“Meeting” has the meaning set forth in Section 2.2.1

“NA & EU Division Manager” has the meaning set forth in Section 3.2.6.

“NBZ” has the meaning set forth in the preamble.

“Net Cash Flow” means, for any period, Gross Revenues for such period minus Operating Expenses for such period.

“Nissin” has the meaning set forth in the preamble.

“Nissin Kogyo Change in Control” means if one or more Persons acting in concert acquire directly or indirectly a majority of the outstanding shares of any Party of the Nissin Parties.

“Nissin Kogyo Designee” has the meaning set forth in Section 2.6.

“Nissin Holding” has the meaning set forth in the preamble.

“Nissin Organization” has the meaning set forth in Section 4.2.

“Non-Terminating Party” has the meaning set forth in Section 6.4.2.

“Non-Terminating Party’s Interests” has the meaning set forth in Section 6.4.3.

“Offeree” has the meaning set forth in Section 6.3.1.

“Offeror” has the meaning set forth in Section 6.3.1.

“Officer” means a duly appointed officer of a Company.

“Operating Expenses” means, with respect to any Company for any period, all costs and expenses paid or incurred during such period by such Company in the ordinary course of its business, together with amounts used to replenish and fund the Reserves.

“Option Period” has the meaning set forth in Section 6.3.2.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the applicable Company’s taxable income or loss for such year or period determined in accordance with applicable laws and regulations.

“Property” means all assets owned by a Company and forming a part of or in any way related to or used in connection with the ownership, operation and management of the business of such Company, including, without limitation, all real and personal property.

“Related Party” means (1) Autoliv, Autoliv ASP, Autoliv AB, Autoliv Holding or any of their respective Affiliates but excluding the Companies and Akehai Kogyo Kabushiki Kaisha, (2) Nissin, NBZ, Nissin Holding or any of their respective Affiliates, and (3) Persons in which a Person or Persons identified in clauses (1) or (2) of this definition, individually or collectively, have a direct or indirect equity interest of more than twenty five percent (25%).

“Reserves” means, with respect to any period, the amount of funds set aside, or amounts allocated during such period, for (a) funding reserves for contingent liabilities, working capital, repairs, replacements, renewals, (b) paying taxes, insurance, debt service, or other costs or expenses incidental to the ownership or operation of the Company, and (c) any other purposes deemed by the Steering Committee necessary or appropriate to meet the current or anticipated future needs of the applicable Company.

“Share Purchase Agreement” has the meaning set forth in the recitals.

“Senior Autoliv Representative” means the member of the Steering Committee appointed by the Autoliv Parties that occupies the position of greatest authority within the organizational structure of Autoliv.

“Senior Nissin Kogyo Representative” means the member of the Steering Committee appointed by Nissin that occupies the position of greatest authority within the organizational structure of Nissin.

“Senior Representatives” means Senior Nissin Kogyo Representative and Senior Autoliv Representative.

“Steering Committee” has the definition in Section 1.3.

“Subsidiary” means, with respect to a Person, all those corporations, associations, or other Persons Controlled by such Person.

“Terminating Party” has the meaning set forth in Section 6.4.2.

“Terminating Party’s Interests” has the meaning set forth in Section 6.4.3.

“Termination Closing Date” has the meaning set forth in Section 6.4.4.

“Thai Designated Party” has the meaning set forth in the recitals.

“Trade Secrets” means, in addition to any information covered by any definition of “trade secrets” or any equivalent term under state, local or federal law, information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Such information also shall include, but not be limited to, technical information regarding the Companies’ products and product development, product formulas, current and future development and expansion or contraction plans of the Companies, information concerning the legal affairs of the Companies and certain information concerning the financial affairs of the Companies. “Trade Secrets” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Companies.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of, whether for consideration or gratuitously.

9.2 Matters of Construction

Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph of this Agreement; (b) references in this Agreement to sections or paragraphs refer to sections, articles or paragraphs of this Agreement; (c) headings of sections are provided for convenience only and should not affect the construction or interpretation of this Agreement; (d) words importing the singular shall also include the plural, and vice versa; (e) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; and (f) “or” shall include the meanings “either” or “both.”

9.3 Miscellaneous.

9.3.1 Expenses. Except as otherwise specifically provided in this Agreement, the Parties shall pay their respective fees and expenses in connection with the transactions contemplated by this Agreement.

9.3.2 Notices. All notices, demands, requests, consents or other communications required or permitted to be given or made under this Agreement must be in writing and signed by the Party giving the same and are deemed given or made upon receipt (a) when transmitted via facsimile, graphic scanning or other telegraphic communication, (b) when hand delivered, or (c) when sent by overnight delivery service, in each case to the intended recipient as indicated in Exhibit D to this Agreement or to any other address of which prior written notice has been given.

9.3.3 Severability. In the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement. For the avoidance of doubt, the terms and condition of this Section 9.3.3 shall not apply to Section 7.4.

9.3.4 Benefits and Burdens. No Party to this Agreement may assign any rights or obligations under this Agreement without the prior written consent of all of the other Parties.

9.3.5 Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the Parties, the Parties expressly agree that all the terms and provisions of this Agreement are construed under and governed by the Laws of Japan.

9.3.6 Dispute Resolution. All claims arising out of or relating to this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. In addition, the Parties agree that the arbitration shall be conducted according to the IBA Rules on the Taking of Evidence in International Commercial Arbitration. The arbitral tribunal shall be composed of three (3) arbitrators in accordance with the Rules. The language of the arbitration shall be English. The seat and venue of the arbitration shall be Singapore. The Parties agree that the arbitration proceedings and any award shall be confidential. Each Party shall bear its own fees and costs associated with the arbitration.

9.3.7 Entire Agreement. This Agreement, together with its Exhibits, constitutes the entire agreement of the Parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

9.3.8 Agreement in Counterparts. This Agreement may be executed in several counterparts and all so executed constitute one Agreement, binding on all the Parties, notwithstanding that all the Parties are not signatories to the original or the same counterpart.

9.3.9 Amendment. Any amendment to this Agreement must be in writing and signed by all Parties.

9.3.10 Further Assurances. Each Party agrees to execute and deliver all such further instruments and do all such further acts as the Steering Committee deem advisable to effectuate this Agreement.

9.3.11 Termination and Survival. If a Party hereto ceases to be a Party in accordance with the terms of this Agreement, then this Agreement shall become null and void and of no further force and effect. Provided however that, the termination or expiration of this Agreement shall not release any Party hereto from any liability or obligation which has already accrued as of or before the effective date of termination or expiration, nor constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims which a Party may have hereunder, or which may arise out of or in connection with such termination or expiration. The rights and obligations of the Parties under any other provision of this Agreement that is clearly intended to survive this Agreement shall survive any termination or expiration of this Agreement, and any such termination or expiration of this Agreement shall only be effective prospectively and shall not affect the validity of the transactions conducted under this Agreement before such termination or expiration.

9.3.12 Order of Precedence. In the event of any inconsistency or discrepancy between this Agreement and any other materially related agreement by and between Autoliv/Autoliv ASP and Nissin Kogyo and any other agreement referred to in this Agreement, this Agreement shall take precedence.

9.3.13 Cooperation on Future Direction. The Parties agree to cooperate in good faith on the operation of the Companies and intend to discuss the future of the JV Business and the Companies from time to time.

AUTOLIV ASP

By: /s/ Steven Rodé

Name: Steven Rodé

Title: President, Passive Safety Electronics

By: /s/ Michael S. Anderson

Name: Michael S. Anderson

Title: Vice President

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written. AUTOLIV ASP By: Name: STEVEN RODE Title: PRESIDENT, PASSIVE SAFETY Vice President

(Joint Venture Agreement) NISSIN KOGYO CO., LTD. By: Eiji Okawara Name: Eiji Okawara Title: President and Representative Director

(Joint Venture Agreement)

AUTOLIV AB

By: /s/ Steven Rodé

Name: Steven Rodé

Title: President, Passive Safety Electronics

By: /s/ Michael S. Anderson

Name: Michael S. Anderson

Title: Vice President Autoliv ASP, Inc.

AUTOLIV AB BY: Name: STEVEN RODE Title: PRESIDENT, PASSIVE SAFETY ELECTRONICS. ~>k Vice President Autoliv A

(Joint Venture Agreement)

AUTOLIV HOLDING, INC.

By: /s/ Steven Rodé

Name: Steven Rodé

Title: President, Passive Safety Electronics

By: /s/ Michael S. Anderson

Name: Michael S. Anderson

Title: Vice President Autoliv ASP, Inc.

AUTOLIV HOLDING, INC. By: Name: STEVEN RODE Title: PRESIDENT, PASSIVE SAFETY ELECTRONICS Michael S. Vice President Autoliv ASP, I

(Joint Venture Agreement)

ZHONGSHAN NISSIN INDUSTRY CO., LTD.

By:	/s/ Yadong Chen
Name:	Yadong Chen
Title:	Deputy general manager

(Joint Venture Agreement)

NISSIN KOGYO HOLDINGS USA, INC.

By:	/s/ Eiji Okawara
Name:	Eiji Okawara
Title:	President

IN WITNESS WHEREOF, each of the following companies hereby acknowledges and agrees to be bound by the terms and conditions set forth in this Agreement:

AUTOLIV NISSIN BRAKE SYSTEMS JAPAN

By:	/s/ John T. Jensen
Name:	John T. Jensen
Title:	Representative Director

(Joint Venture Agreement)

AUTOLIV NISSIN BRAKE SYSTEMS AMERICA

By:	/s/ Robert Bisciotti
Name:	Robert Bisciotti
Title:	President

(Joint Venture Agreement)

AUTOLIV NISSIN BRAKE SYSTEMS (ZHONGSHAN) CO., LTD.

By:	/s/ Yuzo Takatera
Name:	Yuzo Takatera
Title:	Chairman of the board

(Joint Venture Agreement)

AUTOLIV NISSIN BRAKE RESEARCH ASIA CO., LTD.

By:	/s/ Hideyuki Matsumoto
Name:	Hideyuki Matsumoto
Title:	Authorized Director